McRAE INDUSTRIES, INC.
                         402 North Main Street
                   Mount Gilead, North Carolina 27306


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



 To: The Shareholders of McRae Industries, Inc.

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of McRae Industries, Inc. (the "Company") will be held at 3:00 p.m. on the 21st day of December, 1995, at the offices of the Company located at 402 North Main Street, Mount Gilead, North Carolina, for the following purposes:

     (1 ) To elect the Board of Directors consisting of seven persons, of whom five are to be elected by the holders of the Class B Common Stock and two are to be elected by the holders of the Class A Common Stock.

     (2) To ratify the appointment of Gleiberman Spears Shepherd & Menaker P.A. as independent certified public accountants for the current fiscal year.

     (3) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

 The Board of Directors has fixed the close of business on October 27, 1995 as the record date for the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof and only holders of Class A and Class B Common Stock of record at such date are entitled to notice of and to vote at the Annual Meeting of Shareholders.

                              By Order of the Board of Directors

                                        /s/James W. McRae


                                        James W. McRae
                                        Secretary
                                        November 10, 1995


 IMPORTANT

 Whether you expect to attend the meeting or not, please vote, sign, date, and return the enclosed proxy in the enclosed self-addressed envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

 McRAE INDUSTRIES, INC.
 402 North Main Street
 Mount Gilead, North Carolina 27306


 PROXY STATEMENT


 To: The Shareholders of McRae Industries, Inc.

 This statement, first mailed on or about November 10, 1995, is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of McRae Industries, Inc., a Delaware corporation (the "Company"), to be held on December 21, 1995. The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

 The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The materials are being mailed to shareholders of record at the close of business on October 27, 1995.

 A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by filing with the Secretary of the Company an instrument revoking it, by filing a duly executed proxy bearing a later date with the Secretary of the Company or by attending the meeting and voting in person. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted FOR the proposals.

 Only shareholders of the Class A and Class B Common Stock of record at the close of business on October 27, 1995 are entitled to vote at the Meeting. On that date, the Company had outstanding and entitled to vote a total of 1,779,197 shares of Class A and 952,013 shares of Class B Common Stock. Each share of Class A is entitled to one-tenth vote and each share of Class B is entitled to one full vote at meetings of shareholders.

 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

 Any shareholder proposal to be presented at the next annual meeting of the Company must be received at the offices of the Company, Post Office Box 726, 402 North Main Street, Mount Gilead, North Carolina 27306, no later than July 12, 1996 for inclusion in the Company's proxy statement and form of proxy for that meeting.

 PRINCIPAL SHAREHOLDERS

 Listed in the following table are the only beneficial owners as of October 27, 1995, of more than five percent of the Company's $1 par value Class A and Class B Common Stock and the number of shares beneficially owned by directors and executive officers as a group. Voting securities beneficially owned by individual directors, director nominees and named executive officers are disclosed under Election of Directors, below.
                                Class A                  Class B
                               Amount and               Amount and
                               Nature of      Percent   Nature of  Percent
                               Beneficial       of      Beneficial   of
                              Ownership (1)   Class   Ownership(1) Class

 Name and Address of
 Beneficial Owner

 B. J. McRae                  534,819(2)      30      542,699(2)    57
 Post Office Box 726
 Mount Gilead, nc 27306

 McRae Industries, Inc.       288,771(3)      16      123,547(3)    13
 Employee Stock
 Ownership Plan and Trust
 c/o NationBank of North Carolina, N.A.
 One NationBank Plaza
 Charlotte, N.C. 28255


 All Directors and Executive
 Officers as a group
 (8 persons)                  627,942(4)      35       592,368(5)   62

 (1) All shares owned directly and with sole voting and investment power except as otherwise noted.

 (2) Includes 349 shares registered in the name of McRae Bros. Mfg. Company, of which B. J. McRae is the sole shareholder, 16,443 shares owned by Mr. McRae's wife, 2,391 shares owned jointly by Mr. McRae and his wife and 7,500 shares subject to options which are presently exercisable.

 (3) NationsBank of North Carolina, N.A., the trustee of the Employee Stock Ownership Plan and Trust, has sole voting and investment power.

 (4) Includes 14,690 shares subject to option which are presently exercisable.

 (5) Includes 14,500 shares subject to option which are presently exercisable.

 ELECTION OF DIRECTORS

 The Bylaws of the Company provide for seven directors, two to be elected by the holders of the Class A Common Stock and five to be elected by the holders of the Class B Common Stock. Directors elected at the Meeting will serve, subject to the provisions of the Bylaws, until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. If for any reason any nominee shall not become a candidate for election as a director at the Meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

 It is the intention of the persons named in the accompanying Proxy to vote all proxies solicited by the Board of Directors FOR the seven nominees listed below unless authority to vote for the nominees is withheld by a shareholder in such shareholder's proxy. Directors are elected by a plurality of the votes of the applicable class of Common Stock cast by the holders of shares of such class entitled to vote at a meeting at which a quorum is present. The Company's Bylaws provide that a quorum consists of the presence, in person or by proxy, of the holders of a majority of the stock of the Company outstanding and entitled to vote at the Meeting (with each share of Class A Common Stock being counted as one-tenth of a vote and each share of Class B Common Stock being counted as one vote). Provided a quorum is represented at the Meeting, abstentions and shares not voted are not taken into account in determining a plurality with respect to the directors elected by the holders of either class of Common Stock. Cumulative voting for directors is not permitted.

 Directors to be Elected by Holders of Class A Common Stock


                                Shares of Stock
                   First      Beneficially Owned                Percentage Of
 Name and          Became           As Of                        Common Stock
 Principal           A        October 27, 1995(1)(2)              Outstanding
 Occupation
 or
 Employement Age  Director     Class A       Class B          Class A  Class B


 D. Gary McRae 45   1979       39,202(3)(8) 35,202(3)            2         4
 First Vice President
 of the Company since
 1980. Treasurer of the
 Company since 1991.

 Harold W. Smith 52 1985        4,510(4)        -              (5)       (5)
 Vice President- McRae
 Graphics since 1993,
 Vice-President-Finance
 and Accounting of the
 Company 1981 to 1993

 Directors to be Elected by Holders of Class B Common Stock



 B. J. McRae        75   1959    534,819(6)     542,699(6)       30   57
 President of the
 Company since 1959.
 Treasurer of the Company
 from 1959 to 1991.

 George M. Bruton   66   1982        588            588          (5)  (5)
 Owner of George M. Bruton
 Insurance Agency, Inc., Mount
 Gilead, North Carolina since 1950.

 Hilton J. Cochran  65   1985      4,000            500       (5)     (5)
 President and Part-Owner of
 Jeff Morris & Associates, Inc., Troy,
 North Carolina since 1952.

 Victor A. Karam    61   1972    24,494(7)            -       (1)     (5)
 Vice President - Footwear and
 General Manager of the Footwear
 Segment since 1969.

 James W. McRae     43   1985    20,309(8)    13,379  -        1        1
 Vice President of the
 Company since 1986;
 Secretary since 1991; plant
 manager of the Company's
 Footwear segment since 1985.

 (1) All shares owned directly and with sole voting and investment power except as otherwise noted.

 (2) Does not include interest in shares held by the Company's Employee Stock Ownership Plan and Trust.

 (3) Includes 7,000 shares subject to options which are presently exercisable.

 (4) Includes 190 shares subject to options which are presently exercisable.

 (5) Less than 1%.

 (6) Includes 349 shares registered in the name of McRae Bros. Mfg. Company, of which B. J. McRae is the sole shareholder, 16,443 shares owned by Mr. McRae's wife, 2,391 shares owned jointly by Mr. McRae and his wife and 7,500 shares subject to options which are presently exercisable.

 (7) Includes 2,800 shares owned by Mr. Karam's wife.

 (8) Includes 4,000 shares owned by minor children.

 Directors' Fees And Meeting Attendance

 Directors are paid $700 for each Board of Directors and Audit and Incentive Stock Option Committee meeting attended ($350 in the case of directors who are also officers or employees of the Company). The Board of Directors held four meetings during the past year. Each director attended more than 75% of the aggregate total number of meetings of the Board of Directors and the total number of meetings of any Committee on which he served. The Board of Directors has no nominating committee.

 Executive Officer and Board of Director Affiliations

 Messrs. B. J. McRae, D. Gary McRae, James W. McRae, Karam and Smith are executive officers as well as directors. Mr. David K. Helms, Vice President Finance and Accounting, 49 years old, joined the Company in April 1993. From May 1991 to April 1993 he was an assistant director with the U.S. General Accounting Office in Washington, D.C. Prior to that time he was employed with Ernst & Whinney in Cleveland, Ohio and Richmond, Virginia. The executive officers of the Company were appointed at the annual meeting of the Board of Directors on December 15, 1994, and serve at the pleasure of the Board of Directors.

 Director B. J. McRae also serves as president and director of American Mortgage Investment Company. See "Certain Transactions."

 D. Gary McRae and James W. McRae are B. J. McRae's sons.

 Committees of the Board of Directors

 The Company's Audit and Incentive Stock Option Committee, composed of George M. Bruton and Hilton J. Cochran, met one time during the fiscal year. The Committee is responsible for recommending independent auditors for the Company, reviewing the Company's financial statements, audit report, internal financial controls and internal audit procedures and approving services to be performed by the Company's independent auditors. The Committee is also responsible for selecting key employees to whom stock options and stock appreciation rights will be awarded under the 1985 McRae Industries, Inc. Non-Qualified Stock Option Plan, for reviewing any transactions or arrangements between the Company and any of its affiliates, and along with the President of the Company, for recommending Executive Compensation to the Board of Directors.

 INTERLOCKS AND INSIDER PARTICIPATION

 The Audit and Incentive Stock Option Committee of the Board of Directors of the Company, along with the President of the Company, makes recommendations to the Board of Directors concerning the Company's compensation arrangements. The Company's Audit and Incentive Stock Option Committee is also responsible for, among other things, selecting key employees to whom stock options and stock appreciation rights will be awarded under the 1985 McRae industries, Inc. Non-Qualified Stock Option Plan. The Board of Directors is currently composed of B.J. McRae, President of the Company, George M. Bruton, Hilton J. Cochran, Victor A. Karam, Vice President - Footwear of the Company, James W. McRae, Vice President and Secretary of the Company, D. Gary McRae, First Vice President and Treasurer of the Company, and Harold W. Smith, Vice President - McRae Graphics. Messrs. Bruton and Cochran currently comprise the Company's Audit and Incentive Stock Option Committee.

 Transactions Involving American Mortgage & Investment Company

 Since 1970, the Company has owned a substantial equity interest in American Mortgage & Investment Company ("AMIC"), a company engaged primarily in the business of land development and sales in the coastal region of South Carolina. B. J. McRae serves as a director and president of AMIC without compensation.

 The Company has an investment in the common stock of AMIC. In addition, the Company owns all outstanding shares of AMlC's 20% Cumulative Convertible Preferred Stock. Because of arrearage in dividends on preferred stock, each share of preferred stock is currently entitled to one vote on any matter submitted to a vote of AMIC shareholders. The Company presently has the majority of the voting power of AMIC. B. J. McRae owns 1,996 shares of AMlC's $20 par value Common Stock.

 At the beginning of the Company's 1995 fiscal year, the Company had investments in and advances to AMlC of approximately $447,000. During the 1995 fiscal year, the Company made additional advances to AMIC totaling approximately $168,000. AMIC repayed $40,000 of its indebtedness to the Company during fiscal 1995. The investment in AMlC's stock and amounts due from AMIC were reduced to the extent that the recorded amounts exceed shareholder equity as reported by AMIC. Because of AMlC's financial condition, the Company has not accrued any interest on the AMIC obligations. At the end of the fiscal year, the Company had recorded investments in and advances to AMIC of approximately $600,000.

 Management believes that the Company's advances to and continued financial support of AMIC are justified in terms of its investment to date in AMIC and a lack of any other viable alternative. AMIC cannot continue operations without the support of the Company and, in management's opinion, the ultimate realizable market value of AMlC's real estate holdings is greater than the value of such holdings were the Company to discontinue its support, forcing AMIC to liquidate its holdings at substantially discounted values. Management believes the Company's remaining amounts due from AMIC are ultimately recoverable.

 Transactions with Automobile Dealership

 The Company rents facilities to an automobile dealership which is owned by
 B. J. McRae, President of the Company. Rent paid during the past fiscal year was $24,000. During fiscal 1995, the Company purchased vehicles from the dealership for a total purchase price of approximately $297,000. During fiscal 1995, the Company also provided financing of approximately $330,000 for vehicles purchased from the dealership by third parties.

 At July 29, 1995 the dealership owed the Company approximately $1,071,000. Such indebtness is composed of accounts receivable and notes that bear interest at the federal funds rate plus 2% during 1995. Such indebtness is composed of rent obligations, funds advanced to the dealership for working capital, and interest on such amounts. The Company believes that the costs of automobiles, from the dealership are comparable to or lower than the cost of comparable automobiles from other dealerships. Amounts owed by the dealership are guaranteed by B. J. McRae.

 Indebtedness of B. J. McRae

 The Company has from time to time made loans to B.J. McRae. At July 29, 1995, B. J. McRae owed the Company approximately $616,000, under these loans, which was the maximum outstanding during the year. This indebtness bears interest at the federal funds rate plus 2% during 1995.

 Insurance from J. Morris & Associates. Inc.

 The Company has procured certain insurance policies from J. Morris 8 Associates, Inc. Hilton J. Cochran, a director of the Company, is a partial owner of J. Morris & Associates, Inc. During fiscal 1995, the Company paid or accrued for payment approximately $280,000 in premiums for insurance procured from J. Morris & Associates, Inc. The Company believes that the cost of insurance from J. Morris & Associates, Inc. is comparable to or lower than the cost of insurance from other agencies. The Company also paid premiums for certain life insurance policies on the life of B.J. McRae in the amount of approximately $212,000 for which Mr. Hilton J. Cochran arranged the purchase thereof.

 EXECUTIVE COMPENSATION

 The following table sets forth the compensation for the Company's Chief Executive Officer and the Company's three highest-paid executive officers, as well as the total compensation paid to each individual during the Company's last three fiscal years:

 Summary Compensation Table

                             Annual Compensation
 Name and                                      All Other
 Principal                  Salary    Bonus   Compensation
 Position         Year        ($)       ($)
 B. J. McRae      1995      $214,191  $50,000   $233,000(1)
 President        1994       209,514   50,000    248,300(1)
 and Director     1993       199,750   50,000    151,900(1)

 Victor A. Karam  1995      $125,184  $17,500   $  5,900(2)
 Vice President   1994       118,460   16,000      6,000(2)
 Footwear         1993       113,293   14,000      4,800(2)

 D. Gary McRae
 First Vice       1995      $112,348  $24,000   $  5,600(2)
 President        1994       105,914   20,000      5,500(2)
 and Treasurer    1993        92,649   17,000      4,400(2)

 Harold W. Smith  1995      $ 95,649  $11,000   $  4,400(2)
 Vice President   1994        92,133   11,000      4,500(2)
 McRae Graphics   1993        85,000   10,000   $  3,600(2)


 (1) Represents $212,000-1995, $237,000-1994, and $143,000-1993,
 respectively, in premiums paid for the purchase of split-dollar life insurance on the life of Mr. McRae and $11,000-1995 and 1994, and $8,900-1993, respectively, accrued under the ESOPT. Upon Mr. and Mrs. McRae's death, while life insurance proceeds will be payable to their children, death benefits under the policies not to exceed the greater of
 (i) the cash surrender value of the policy or (ii) the cumulative premiums paid have been assigned to the Company.

 (2) Represents amounts accrued under the ESOPT.

 JULY 29,1995 OPTION VALUES

 The following table presents the value of unexercised options that are presently exercisable held by the named executives at fiscal year end. No options have been granted during the past three fiscal years.

                                         Number of        Value of
                                        Unexercised      Unexercised
                                          Options          Options
                                            at                at
                                          Fiscal            Fiscal
 Name                                    Year-End          Year-End(1)
                                     Class A  Class B  Class A  Class B

 B.J. McRae                            7,500    7,500   $54,000  $48,000
 D. Gary McRae                         7,000    7,000    51,000   45,000
 Harold W. Smith                         190      -       1,500      -


 (1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of July 29,1995.

 Pension Plan

 The Company historically maintained a non-contributory, defined benefit Pension Plan which covered its employees based on length of service from date of employment. Effective September 30, 1992 the Company terminated the Pension Plan, and no additional benefits will accrue for participants under the Pension Plan. The Company is liquidating the Pension Plan by applying its assets, in accordance with the provisions set forth in the Pension Plan and applicable federal law, to provide the retirement benefits accrued by the participants through September 30, 1992.

 The Company anticipates that participants in the Pension Plan will either receive a cash distribution or have an annuity contract purchased for them in the near future. Messrs. B.J. McRae, Karam, D. Gary McRae, Smith and James W. McRae were credited with 33, 23, 17, 12 and 15 years of service, respectively under the Pension Plan. As of September 30, 1992, Messrs. B.J. McRae, Karam, D. Gary McRae, Smith, and James W. McRae had accrued retirement benefits under the Pension Plan of approximately $34,500, $12,000, $3,600, $4,200 and $1,600 respectively.

 REPORT REGARDING EXECUTIVE COMPENSATION

 The Audit and Incentive Stock Option Committee, currently composed of Messrs. Bruton and Cochran, together with B.J. McRae, President of the Company make recommendations to the Board of Directors concerning the Company's compensation arrangements. In connection with such arrangements, Messrs. McRae, Bruton and Cochran have provided the following report:

 The Company's overall compensation philosophy is as follows:

 Attract and retain quality talent, which is critical to both the short-term and long-term success of this Company;

 Reinforce strategic performance objectives through the use of incentive compensation programs; and

 Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision making.

 Base Compensation - The Company's approach to base compensation is to offer competitive salaries in comparison to market practices. The 1995 average base salaries of the three executive officers other than the President (which appear on the summary compensation table) increased an average of 5 percent in 1995.

 The Audit and Incentive Stock Option Committee, consisting of two outside directors, Mr. George M. Bruton and Mr. Hilton J. Cochran, along with the Chairman of the Board of Directors, Mr. B.J. McRae, annually examine market compensation levels and trends observed in the labor market. For its purposes, the Committee has defined the labor market as the pool of executives who are currently employed in similar positions in companies with similar sales and market capitalization. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

 The Committee makes salary decisions in the annual review process with input from the President. This annual review considers the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents. The Committee views work performance as the single most important measurement factor and places most of the weight in this area. The remaining measurement factors, decision-making responsibilities, work performance and team-building skills, are weighted equally.

 Incentive Compensation -The Audit and Incentive Stock Option Compensation Committee, along with the Chairman of the Board of Directors, annually make recommendations to the Board of Directors whether to pay and the amount of cash incentive bonuses. For executive officers other than the President, consideration is given to overall corporate performance of the specific areas of the Company under a participant's direct control. This balance supports the accomplishment of overall objectives and rewards individual contributions by our executive officers. Individual annual bonus level targets are consistent with market practices for positions with comparable decision-making responsibilities. Target performance levels are based upon historic patterns of Company performance and strategic objectives. All annual bonus-level performance targets are set above normal expectations of performance. Such performance measure threshold ensures that bonuses are not paid for substandard accomplishments. The average bonus earned by the three executive officers other than the President (which appear in the Summary Compensation Table) was 16 percent of their base salaries compared to 15 percent in 1994.

 President's Compensation - As indicated in the discussion above, the Company's total compensation program is based upon market conditions and business performance. An increasing amount of an executive's yearly compensation is dependent upon the Company's performance for the fiscal year based upon the executive's level of responsibility and authority. Therefore, the President's bonus is generally a larger percentage of his total compensation . In 1995 his bonus was 23 percent of his base salary. The base salary for Mr. B.J. McRae increased by 2 percent over 1994.

 Hilton J. Cochran        George M. Bruton         B.J. McRae

 STOCK PERFORMANCE GRAPH

 The tabular form below sets forth the cumulative total shareholder return to the Company's shareholders during the five year period ended July 29, 1995, as well as an overall stock market index (AMEX Index) and a composite rate combining the AMEX sub-indices for technology and consumer goods, industry segments in which the Company is actively involved.

                                              YEAR ENDING JULY 31,
                                       1990  1991  1992  1993  1994  1995

 McRae Industries, Inc. Common Stock
   Class A                             $100  $98   $102  $150  $156  $171
   Class B                              100  105    102   117   136   124
 AMEX Index                             100  103    105   120   117   138
 Composite Index                        100  138    113   153   144   179

 The above chart assumes $100 invested on July 31, 1990 in the Company's Class A and B stocks, AMEX Index, and a Composite Index, and the reinvestment of all dividends.

 The above composite rate index has been weighted by the proportion of the Company's segment revenue to total revenues of the Company.

                               1991  1992  1993  1994  1995
 TECHNOLOGY                     .23   .32   .35   .33   .43
 CONSUMER GOODS                 .77   .68   .65   .67   .57
                               1.00  1.00  1.00  1.00  1.00

 Appendix: A graphic depectition of the tabular information above is presented in the paper format of the Notice of Annual Meeting of Shareholders.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

 The Board of Directors has appointed the firm of Gleiberman Spears Shepherd & Menaker, P.A. to serve as its independent certified public accountants for the 1996 fiscal year and recommends to shareholders that they vote for ratification of that appointment.

 The Board of Directors will reconsider the selection of independent certified public accountants if the shareholders do not ratify the appointment of Gleiberman Spears Shepherd & Menaker, P.A.

 Representatives of Gleiberman Spears Shepherd & Menaker, P.A. are expected to attend the Meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

 The Board of Directors recommends a vote FOR ratification of the appointment of Gleiberman Spears Shepherd & Menaker, P.A. as its independent certified public accountants to audit the consolidated financial statements of the Company for the 1996 fiscal year and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise. The affirmative vote of a majority of the shares of both classes of Common Stock (with each share of Class B Common Stock being entitled to one vote per share and each share of Class A Common Stock being entitled to one-tenth vote per share) present at the Meeting, in person or by proxy, is required to ratify the appointment of the accountants. Abstentions and shares (not otherwise present at the meeting) not voted will have the effect of negative votes on the ratification of accountants.

 COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Company's Class A Common Stock and Class B Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Class A and Class B Common Stock. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended July 29, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

 OTHER MATTERS

 The Board of Directors is not aware of any other matters which may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that shares represented by proxies in the accompanying form will be voted in accordance with the best judgment of the person or persons voting the proxy.

 By Order of the Board of Directors


 /s/ B. J. McRae
 President
 November 10, 1995